Dorchester Minerals, L.P. Announces 2010 Results

DALLAS, Feb. 24, 2011 /PRNewswire/ -- Dorchester Minerals, L.P. (the "Partnership") (Nasdaq: DMLP) announced today the Partnership's net earnings for the year ended December 31, 2010 of $34,883,000, or $1.11 per common unit.

A comparison of the Partnership's consolidated results for the twelve month periods ending December 31, 2010 and 2009 are set forth below:

	Twelve Months Ended
	December 31,
	2010	2009
Operating Revenues	$61,094,000	$43,631,000
Net Earnings	34,883,000	21,681,000
Net Earnings Per Common Unit	$1.11	$0.72

The Partnership's operating revenues during the twelve months ending December 31, 2010 are higher than 2009 primarily as a result of increased oil and natural gas sales prices.

The Partnership's independent engineering consultants estimated its total proved oil and gas reserves to be 81.7 billion cubic feet of natural gas equivalents (bcfe) as of December 31, 2010.  Approximately 30.6% of these reserves are attributable to the Partnership's Net Profits Interests and 69.4% are attributable to its Royalty Properties.  Natural gas accounted for 75.5% of proved reserves as of December 31, 2010, all of which were classified as proved developed producing.

The Partnership received cash payments in the amount of $3,862,000 during 2010, attributable to lease bonus on 103 leases and pooling elections in lands located in 32 counties and parishes in eight states.  These leases reflected bonus payments ranging up to $5,010/acre and initial royalty terms ranging up to 26 percent.  In 2010 the Partnership identified 348 new wells located in 10 states on our Royalty Properties and 57 new wells located in six states on our Net Profits Interests Properties.

The Partnership distributed a total of $51.7 million to its common unitholders from May 2010 through February 2011 attributable to 2010 activity.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing crude oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests and its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership's properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership's financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.

Contact:	Casey McManemin	(214) 559-0300

CONTACT:  Casey McManemin, +1-214-559-0300, for Dorchester Minerals, L.P.